Exhibit 10.19

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifth Amendment (the “Fifth Amendment”) executed August 5, 2008 to the Employment Agreement (the “Agreement”) between Acadia Realty Trust (the “Trust”) and Kenneth F. Bernstein (“Executive”).

WHEREAS, the Trust and Executive entered into an Employment Agreement dated as of October    , 1998 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement was amended by a First Amendment dated as of January 1, 2001, a Second Amendment dated as of January 1, 2004, a Third Amendment dated as of January 1, 2006, and a Fourth Amendment dated as of January 19, 2007; and

WHEREAS, the Trust and Executive desire to amend the Employment Agreement, effective January 1, 2008 (the “Effective Date”), principally in order to conform it with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration including the continuation of employment by the Trust, the receipt and sufficiency of which is hereby acknowledged, the Trust and Executive hereby agree as follows:

1. Section 4(b) of the Agreement shall be amended by adding the following sentence to the end of that Section:

The Incentive Bonus shall be paid by no later than March 15th of the calendar year following the end of each calendar year during the Employment Period.

2. Section 4(d) of the Agreement shall be amended by adding the following sentence to the end of that section:

In no event shall any required reimbursement be paid to the Executive later than the end of the calendar year following the calendar year in which the expense was incurred.

3. Section 5(a)(iv) of the Agreement shall be amended by deleting that section in its entirety and replacing it with the following:

Good Reason.  The Executive shall have the right to terminate employment for “Good Reason” upon satisfaction of the following requirements: (i) notifying the Trust of the Good Reason within 90 days of the initial existence of the Good Reason, (ii) providing the Trust at least 30 days to correct such Good Reason, and (iii) upon the Trust’s failure to take such corrective action within the 30-day period, giving the Trust a Notice of Termination for Good Reason within 60 days thereafter, with such Good Reason termination to be effective immediately upon delivery of same to the Trust.  For purposes of this Agreement, “Good Reason” means any of the following without the Executive’s written consent: (A) a material, adverse reduction in the Executive’s duties, responsibilities or authority; (B) a material reduction in Executive’s Annual Base Salary;  (C) a material relocation of the Executive’s office requiring the Executive to increase his commuting time by more than one (1)  hour; (D) a material breach of this Agreement that results from the Trust’s failure to provide benefits comparable to those provided the Executive as of the Effective Date, other than any such failure which affects all comparably situated officers; or (E) any other material breach of this Agreement by the Trust.

4. Section 7(v) of the Agreement shall be amended by adding the following sentence to the end of that Section:

In no event shall any required reimbursement be paid to the Executive later than the end of the calendar year following the calendar year in which the expense was incurred.

5. Section 7 of the Agreement shall be amended by deleting the first sentence of the paragraph immediately following Section 7(v) and replacing it with the following:

Subject to any delay in payment required by Section 28 of this Agreement, the aforesaid amounts shall be payable in cash as a lump-sum payment immediately upon termination of Executive’s employment for reasons described in this Section 7, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs.

6. Section 7 of the Agreement shall be amended by revising the second paragraph following section 7(v) such that the following parenthetical phrase is inserted immediately after the words “within (1) year after the date of such termination”:

(but not later than the date on which each such option’s term would have expired in the absence of such termination of employment).

7. Section 8 of the Agreement shall be amended by deleting the first paragraph of that Section and replacing it with the following:

In the event the Trust terminates Executive’s employment for any reason other than Cause or pursuant to a Six Month Notice of Non-Renewal given and made effective in accordance with subparagraph 2(a) hereon, or Executive terminates his employment for Good Reason, the Trust shall pay to Executive and Executive shall be entitled to receive the sum total of (A) Unpaid Accrued Salary and Bonus and (B) Severance Salary and Bonus, each determined in accordance with Paragraph 7 of this Agreement.  Subject to any delay in payment required by Section 28 of this Agreement, the aforesaid amounts shall be payable in cash as a lump-sum payment immediately upon termination of Executive’s employment for reasons described in this Section 8, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs.

8. The following shall be added as Section 28 of the Agreement

28.           Section 409A.  Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that constitute a “deferral of compensation” under Section 409A (after application of Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), 1.409A-1(b)(9)(v), and 1.409A-3(i)(1)(iv)) to which the Executive becomes entitled under this Agreement on account of the Executive’s termination of employment shall be made or paid to the Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)) with the Trust, or (2) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of Code Section 409A and such delay is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Within 14 days of the expiration of the applicable deferral period, the Trust shall pay the Executive all payments deferred pursuant to this Section 28.

9. Paragraph 2 of the Fourth Amendment to this Agreement shall be amended by replacing the reference to “Section 3” with “Section 9.”

10. Effective Date.  This Fifth Amendment shall be effective as of January 1, 2009.

11. Successors; Counterparts.  This Fifth Amendment (i) shall be binding on the executors, administrators, estates, heirs and legal successors of the parties and (ii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

12. Governing Law.  This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

Acadia Realty Trust

By:
Robert Masters, Senior Vice President

Kenneth F. Bernstein, Executive